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                                                                      EXHIBIT 12


                      ADVANCED LIGHTING TECHNOLOGIES, INC.
        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In thousands)



                                                  THREE MONTHS ENDED
                                                      SEPTEMBER 30,
                                                ------------------------
                                                  2001            2000
                                                -------         --------

Income before income taxes
  and minority interest                         $(15,644)       $   (497)
Interest expense                                   3,093           3,764
Interest portion of rent expense                     243             174
                                                ---------       --------

        EARNINGS                                $(12,308)       $  3,441
                                                ========        ========

Interest expense                                $  3,093        $  3,764
Interest capitalized                                 296              76
Interest portion of rent expense                     243             174
Preferred share accretion                            653             610
                                                ========        ========

        FIXED CHARGES                           $  4,285         $ 4,624
                                                ========        ========

RATIO OF EARNINGS TO FIXED CHARGES                    --             0.7
                                                ========        ========


For purposes of calculating the unaudited ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and amortization of debt issuance costs, whether expensed or capitalized, the portion of rental expense that is representative of interest, and preferred share accretion. For the three months ended September 30, 2001, earnings were inadequate to cover fixed charge requirements by $16,593. For the three months ended September 30, 2000 earnings were inadequate to cover fixed charge requirements by $1,183.